EXHIBIT 10.1

SEATTLE GENETICS, INC.

CONSULTING AND SEVERANCE AGREEMENT

This Consulting and Severance Agreement (the “Agreement”) is entered into as of August 22, 2005 (the “Effective Date”) by and between Seattle Genetics, Inc. (the “Company”) and Tim J. Carroll (“Consultant”).

WHEREAS, Consultant has been employed as the Company’s Chief Financial Officer;

WHEREAS, the Company and Consultant have mutually agreed to terminate Consultant’s employment relationship and to begin a consulting relationship on the terms set forth below;

NOW, THEREFORE, in consideration of the mutual promises made herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:

1. Termination of Employment and Consulting Relationship. The effective date of the termination of Consultant’s employment with the Company shall be October 3, 2005 (the “Termination Date”). Consultant shall, until otherwise directed by the Company, continue to perform all of his regular job duties and responsibilities for the Company through the Termination Date and continue to comply with all Company policies and procedures. The Company shall pay to Consultant all salary, wages, accrued and unused vacation through the Termination Date and any and all other benefits due to Consultant with respect to his employment, except bonus payments to Consultant which are provided for in Section 2 below. Beginning October 4, 2005, in consideration for the release of claims set forth in Section 4 below and other obligations and benefits under this Agreement, Consultant will provide consulting services (the “Services”) at a full-time capacity for three (3) months through January 3, 2006 and then at half-time capacity for one (1) month from January 4, 2006 through February 3, 2006 as set forth in Section 3 of this Agreement.

2. Consideration. In consideration for the release of claims set forth in Section 4 below and other obligations under this Agreement, including the provision of the Services during the periods set forth above, and provided that Consultant does not revoke his execution of this Agreement during the Revocation Period described in Section 5 below, the Company agrees to provide to Consultant the following benefits following the Termination Date: (a) the Company will enter into a consulting arrangement with Consultant under the terms and conditions set forth in Section 3 below; (b) continued health insurance benefits (through COBRA) from the Termination Date through May 30, 2006; and (c) the bonus normally payable to Consultant as if Consultant worked full-time during 2005, using an earned rate of one hundred percent (100%) at the thirty percent (30%) threshold for the Chief Financial Officer position with such bonus paid at the same time as the Company pays bonuses to the other executives in the Company.

3. Consulting Arrangement.

(a) Fees and Options. As consideration for the Services to be provided by Consultant and other obligations, the Company will compensate Consultant at the rate of $19,066.68 per month during the three (3) month period that Services are provided on a full-time basis from October 4, 2005 through January 3, 2006, and at the rate of $9,533.34 per month during the one (1) month period that Services are provided on a half-time basis from January 4, 2006 through February 3, 2006. In addition, Consultant’s options for the Company’s common stock outstanding at the date of this Agreement shall continue to vest during Consultant’s performance of Services in accordance with the terms of the Company’s 1998 Stock Option Plan and Consultant’s stock option agreements.

(b) Expenses. Effective as of October 3, 2005, Consultant shall not be authorized to incur on behalf of the Company any expenses exceeding $1,500.00 without the prior written consent of the Company’s President and Chief Executive Officer. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

(c) Term. Consultant shall serve as a consultant to the Company on an “at will” basis from October 4, 2005 through February 3, 2006.

(d) Independent Contractor. Consultant’s relationship with the Company beginning October 4, 2005 will be that of an independent contractor and not that of an employee. Consultant will not be eligible for any employee benefits except as set forth in this Agreement, nor will the Company make deductions for taxes from consulting fee payments made to Consultant pursuant to this Section 3, which will be Consultant’s responsibility. Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(e) Supervision of Consultant’s Services. All services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s President and Chief Executive Officer. Consultant shall use Consultant’s best efforts to perform the Services in a manner satisfactory to the Company.

(f) Conflicts with this Agreement. Consultant represents and warrants that he is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant warrants that Consultant has the right to disclose or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company in the course of performance of this Agreement, without liability to such third parties. Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.

4. Release of Claims. In exchange for the consideration provided under this Agreement, Consultant and his successors and assigns hereby fully and forever release and discharge the Company, any of its subsidiaries or related companies, any Company-sponsored employee benefit plan in which Consultant participates and any of their officers, directors, trustees, stockholders, agents, employees, investors, stockholders, administrators, and their successors and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that Consultant may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Consultant’s employment relationship with the Company and termination of that relationship;

(b) any and all claims relating to, or arising from, Consultant’s right to purchase, or actual purchase of shares of stock of the Company;

(c) any and all claims for personal injury, wrongful discharge of employment, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage and defamation;

(d) any and all claims for violation of any federal, state or local statute, including, but not limited to the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, the Employee Retirement Income Security Act, the Workers Retraining and Notification Act, and the Rev. Code of Washington Sections 49.45.010 et. seq. and 49.60.010 et. seq.;

(e) any and all claims arising out of any other state, federal or local laws and regulations relating to employment or employment discrimination; and

(f) any and all claims for attorney’s fees and costs.

Excepted from the above release are Consultant’s rights of indemnity under applicable law, the Indemnification Agreement described in Section 7 below, and/or the bylaws or certificate of incorporation of the Company as a former officer of the Company. Consultant and the Company agree that the release set forth in this Section 4 shall be and shall remain in effect as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to any rights or claims that may arise after the Effective Date.

5. Acknowledgement of Waiver of Claims under ADEA. Consultant acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Consultant and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Consultant acknowledges that the consideration given for this Agreement is in addition to anything of value to which Consultant was already entitled. Consultant further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days in which to consider this Agreement; (c) he has seven (7) days following executing this Agreement to revoke this Agreement (the “Revocation Period”); and (d) this Agreement shall not be effective until the Revocation Period has expired. Any revocation should be in writing and delivered to Kirsten Smith at the Company by close of business on the seventh (7th) day from the date that Consultant signs this Agreement. Unless revoked in accordance with this Section 5, the Agreement will become final and irrevocable on the eighth (8th) day following execution of this Agreement.

6. Confidentiality Agreement. Consultant represents and warrants that he has not breached his obligations to the Company under the terms of the Proprietary Information and Inventions Agreement previously entered into between Consultant and the Company (the “Proprietary Agreement”). Consultant shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Proprietary Agreement, which agreement shall remain in effect pursuant to its terms.

7. Indemnification Agreement. The Indemnification Agreement by and between the Company and Consultant dated January 2001 and attached hereto as Exhibit A shall remain in effect following the date of this Agreement in accordance with the terms of such Indemnification Agreement. The Company will provide Consultant indemnification pursuant to the Indemnification Agreement and the Company’s certificate of incorporation and bylaws, to the fullest extent authorized or permitted by law. The Company further agrees that with respect to the period of time in which Consultant was an officer of the Company, Consultant shall continue to be covered by any director and officer insurance policies that the Company may have in place from time to time in accordance with Section 7 of the Indemnification Agreement.

8. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof, but excluding any existing stock option agreements, the Proprietary Agreement and the Indemnification Agreement.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

(e) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, said provision may be modified by the court to the extent necessary to render it enforceable and the remainder of this Agreement shall continue in full force and effect.

(f) Effective Date. This Agreement is effective after it has been signed by both parties and when eight (8) days have passed since Consultant has signed the Agreement, unless revoked by Consultant within seven (7) days after the date the Agreement was signed by Consultant.

(g) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(h) Press Release. Company will coordinate with Consultant regarding the press release and related regulatory filings announcing Consultant’s Termination Date and transition and Consultant shall approve of any such press release or publication; provided, that, Consultant may not unreasonably withhold such approval or prevent Company from satisfying any regulatory or legal obligations.

(h) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that:

They have read this Agreement;

They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

They understand the terms and consequences of this Agreement and of the releases it contains, and

They are fully aware of the legal and binding effect of this Agreement.

Consultant acknowledges and agrees that he has been given at least twenty-one (21) days to decide whether to sign this Agreement, and has signed it only after full reflection and analysis. Consultant further acknowledges that Consultant has been encouraged to obtain an attorney’s independent counsel and advice, and that Consultant has read and understands the complete Agreement. By signing this Agreement prior to the expiration of the twenty-one (21) day period set forth in Section 5 herein, Consultant acknowledges and agrees that he had adequate time and opportunity to fully consider his rights and this release of them.

(i) Continuing Representations. Consultant expressly acknowledges and agrees that, if requested to do so by the Company, he will sign a Continuing Representations Certificate, in the form provided by the Company, on the Termination Date, reaffirming each of the waivers, releases, warranties and representations contained in this Agreement as of such date and that Consultant’s rights continue to be as defined by the terms of this Agreement as of such date.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below.

COMPANY:

SEATTLE GENETICS, INC.

By:	/s/ Clay B. Siegall
Its:	President and CEO

Address:	21823 30th Drive SE
Bothell, WA 98021

Date:	August 22, 2005

CONSULTANT:

Tim J. Carroll

/s/ Tim J. Carroll
Signature

Address:	21823 30th Drive SE
Bothell, WA 98021

Date:	August 22, 2005